UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

PARKER-HANNIFIN CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

Parker-Hannifin Corporation (the “Company”) is filing these definitive additional materials pursuant to Rule 14a-6(b). The following email correspondence and email attachment have been provided to certain shareholders of the Company.

[E-mail correspondence]

[Dear Shareholder,]

Thanks for taking the time to talk to me today regarding the shareholder proposal to separate the roles of Chairman and Chief Executive Officer. This is item 5 in our proxy.

I am attaching the role of the lead director from our corporate governance guidelines. Refer to the highlighted portions concerning the role of the lead director. At Parker, our independent lead director basically fulfills the role of an independent Chairman. It was this specific description of the lead director duties and responsibilities that convinced ISS to agree that our governance structure met their guidelines.

As one of our large shareholders, I wanted to make sure you had all the facts before you voted your shares. I appreciate the opportunity to discuss this shareholder proposal further prior to your vote, if needed.

Sincerely,

Don Washkewicz

[Email Attachment]

PARKER-HANNIFIN CORPORATION

BOARD OF DIRECTORS GUIDELINES ON

SIGNIFICANT CORPORATE GOVERNANCE ISSUES

A.	Responsibility of the Board of Directors

The primary mission of the Board of Directors is to advance the interests of the holders of our securities by creating a sustainable long-term business. The Board believes that this mission is best served by establishing a corporate culture of accountability and ethical responsibility through the careful selection and evaluation of directors and senior management and carrying out the Board’s responsibilities with integrity and honesty. All directors are expected to comply with the Company’s Code of Conduct.

In discharging their obligations, directors should be entitled to rely on the honesty and integrity of the Company’s senior executives and its outside advisors and auditors. Board members are expected to rigorously prepare for, attend, and participate in Board meetings and meetings of Committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Each Board member is expected to ensure that other commitments do not materially interfere with the member’s service as a director.

B.	Director Selection

1. Board Membership Criteria. The Corporate Governance and Nominating Committee is responsible for reviewing with the Board, on an annual basis, the appropriate skills and experience required of Board members. This assessment should include issues of judgment, diversity, independence, integrity, skills and background – all in the context of an assessment of the perceived needs of the Board at that point in time.

2. Selection of Director Nominees. Nominees for directorship will be selected by the Corporate Governance and Nominating Committee in accordance with the policies and principles in its charter or adopted pursuant to its charter. The invitation to join the Board should be extended by the Board itself, by the Chair of the Corporate Governance and Nominating Committee and the Chairman of the Board.

3. Director Orientation and Continuing Education. All new directors must participate in the Company’s Orientation Program, which will be conducted within a reasonable period of time after new directors are elected.

C.	Board Composition

1. Mix of Inside and Outside Directors. At least a majority of directors shall be independent under the rules established by the New York Stock Exchange, Inc.

2. Service on Other Public Company Boards. No director may serve on more than four other public company boards. Directors should advise the Chairman of the Board and the Chair of the Corporate Governance and Nominating Committee in advance of accepting an invitation to serve on another public company board. The Corporate Governance and Nominating Committee must give advance approval before a director may serve on the board of another public company in which another director is an officer.

3. Term Limits. The Board does not believe it should establish term limits for directors. While term limits could help insure that there are fresh ideas and viewpoints available to the Board, term limits hold the disadvantage of losing the contribution of directors who over time have developed increasing insight into the Company and its operations and therefore provide an increasing contribution to the Board as a whole.

4. Retirement Policy. Inside directors, other than the Chairman of the Board or CEO, must resign upon retirement, thus making possible immediate replacement if desired. A retired Chairman of the Board or CEO may not stand for reelection unless requested to continue by the Corporate Governance and Nominating Committee. An “Inside director” is defined as one who is an employee or ex-employee of the Company. Outside directors will automatically retire at the shareholder meeting following their 70th birthday.

5. Change in Directors’ Employment Relationship. Whenever a director has a significant change in his or her employment relationship (such as change of job, demotion, disability or retirement), the director should promptly notify the CEO (and the Chairman of the Board, if such positions are separate) and the Chair of the Corporate Governance and Nominating Committee, and submit his or her written resignation to the Chair of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee will decide whether to accept the director’s resignation immediately or to invite the director to remain on the Board. If the Corporate Governance and Nominating Committee decides not to accept the director’s resignation immediately, the director may continue to serve on the Board for up to 5 additional years. The CEO (and the Chairman of the Board, if such positions are separate) and the Chair of the Corporate Governance and Nominating Committee may jointly decide on a suitable period prior to the end of such 5-year period to begin the search for a replacement director. The CEO (and the Chairman of the Board, if such positions are separate) and the Chair of the Corporate Governance and Nominating Committee may in their discretion decide to extend the director’s service beyond the 5-year period if the director has obtained employment or engaged in other activities which, in their judgment, provides the director with continuing experience relevant to his or her position on the Board. If the CEO (and the Chairman of the Board, if such positions are separate) and the Chair of the Corporate Governance and Nominating Committee decide to extend the 5-year period, they will re-evaluate the director’s status each year thereafter. A transition by a CEO from the CEO position to the position of Chairman of the Board or other Corporate Officer shall not be deemed a retirement within the meaning of this policy.

6. Attendance at Board Meetings. A director shall not be eligible for renomination to a new term if he or she has attended less than 75% of the Board and Committee meetings held during any two consecutive years.

7. Lead Director. The Chair of the Corporate Governance and Nominating Committee shall act as the Lead Director of the Company. The Chair of the Corporate Governance and Nominating Committee shall have served as a director for a minimum of one year in order to qualify as the Lead Director; provided, however, that if the Chair of the Corporate Governance and Nominating Committee does not satisfy this requirement, the role may alternatively reside with a presiding director, vice chairman or rotating lead director. The Lead Director shall have the following duties, responsibilities and authorities:

a. presiding over and supervising the operation and conduct of the Corporate Governance and Nominating Committee to ensure that it is identifying and recruiting potential candidates for election to the Board, composing and structuring the leadership of the Committees of the Board and otherwise fulfilling its duties and responsibilities as set forth in its Charter;

b. presiding at and supervising the conduct of all meetings of the independent directors and all other meetings of the Board at which the Chairman of the Board is not present;

c. calling meetings of the non-management, independent directors and communicating the results of such meetings to the Chairman of the Board (if the Chairman of the Board is not an independent director);

d. facilitating communication and otherwise serving as a liaison between the independent directors and the Chairman of the Board (if the Chairman of the Board is not an independent director) and between the independent directors and management;

e. preparing and approving all agendas for meetings of the Board and other information provided to the Board;

f. preparing and approving all schedules for meetings of the Board to ensure that there is sufficient time for discussion of all agenda items;

g. ensuring that he or she is available for consultation and direct communication with major shareholders upon request; and

h. discharging such other duties, responsibilities and authorities which the independent directors may designate from time to time. [emphasis added]

8. Resignation Policy. In an uncontested election (as defined below), any director nominee who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election (without counting abstentions or broker non-votes as either “withheld” or “for” votes) will promptly submit a written offer of resignation to the Corporate Governance and Nominating Committee. For purposes of this Section C.8, “uncontested election” means an election in which the number of director nominees does not exceed the number of directors to be elected at the meeting.

The Corporate Governance and Nominating Committee will review and evaluate the offer of resignation and recommend to the Board that it be accepted or rejected. Within ninety (90) days following certification of the applicable election results, the Board will make and disclose publicly its decision to accept or reject the offer of resignation, and, if applicable, its reasons for rejecting the offer of resignation. The Corporate Governance and Nominating Committee and the Board will consider any and all facts and circumstances that they deem appropriate in making such recommendation or decision, including (a) the best interests of the Company and its shareholders, (b) any stated reasons why votes were withheld from the director, (c) whether and to what extent the underlying cause of the withheld votes can be cured, (d) the length of service and qualifications of the director, (e) the director’s past and expected future contributions to the Company, (f) the overall composition of the Board and (g) any potential adverse consequences of accepting the offer of resignation (e.g., breach of contractual provisions or failure to comply with applicable laws, rules, regulations, standards and the like, including those of the New York Stock Exchange, the U.S. Securities and Exchange Commission and the State of Ohio). If a majority of the members of the Corporate Governance and Nominating Committee are required to offer their resignations under this Section C.8 following the same election, the Board will make its decision to accept or reject each offer of resignation without Committee recommendation.

Any director who submits an offer of resignation pursuant to this Section C.8 will remain active and engaged in the activities of the Board and the Committees on which he or she serves while the offer of resignation is under consideration; provided, however, that the director may not participate in any discussions, recommendations or decisions of the Corporate Governance and Nominating Committee or the Board in respect of the offer of resignation.

D.	Director Compensation and Performance

1. Compensation Policy and Annual Compensation Review. It is the policy of the Board to provide independent directors with a mix of compensation, including an annual cash retainer, meeting attendance fees, and annual stock option or restricted stock grants based on continued service on the Board and Company performance. Proposed changes in Board compensation shall initially be reviewed by the Human Resources and Compensation Committee, but any changes in the compensation of directors shall require the approval of the Board. The Human Resources and Compensation Committee shall periodically review the status of Board compensation in relation to other comparable companies and other factors the Human Resources and Compensation Committee deems appropriate. The Human Resources and Compensation Committee shall discuss its review with the Board. The Board shall also establish minimum stock ownership guidelines for directors.

2. Transactions with Directors or their Affiliates. Except for employment and consulting arrangements with the CEO and any other management directors and for direct compensation below the $100,000 limit set forth in the Independence Standards for Directors, the Company does not engage in transactions with directors or their affiliates if a transaction would cast into doubt the independence of a non-management director, present the appearance of a conflict of interest, or is otherwise prohibited by law, rule or regulation. This includes, directly or indirectly, any extension, maintenance or renewal of an extension of credit to any director or member of management of the Company. This prohibition also includes significant business dealings with directors, a significant business relationship between the Company and an entity with which a director is affiliated, significant charitable contributions to organizations with which a director is affiliated, and consulting contracts with, or other indirect forms of compensation to, a non-management director, any of which would be in excess of the amounts described in the Company’s Independence Standards for Directors. Any waiver of this policy may be made only by the Board or a Board Committee and must be promptly disclosed to the Company’s shareholders.

3. Annual Performance Review. The Corporate Governance and Nominating Committee provides the Board with an annual assessment of the Board’s performance. This assessment is discussed with the full Board. The purpose of the assessment is to determine whether the Board and its Committees, as a whole, are functioning effectively and consistently with these Guidelines, whether the size of the Board is appropriate, and whether the composition of the Board is most effective for its purposes.

E.	Board Meetings

1. Scheduling and Selection of Agenda Items for Board Meetings. Board meetings are scheduled in advance, typically four times every year. Typically, the meetings are held at the Company’s headquarters in Cleveland, Ohio, but occasionally a meeting is held at another Company facility or an off-site location. The Chair of the Corporate Governance and Nominating Committee will establish the agenda for each Board meeting. Each Board member is encouraged to suggest the inclusion of items on the agenda. Each Board member is free to raise at any Board meeting subjects that are not on the agenda for that meeting.

2. Board Material Distributed in Advance. Information that is important to the Board’s understanding of the Company’s business should be distributed to the Board members a reasonable time before the Board meeting.

3. Meetings of Independent Directors. The independent directors will meet at regularly scheduled executive sessions without management at least annually. As described in Section C.7 above, the Chair of the Corporate Governance and Nominating Committee will chair these executive sessions and shall act as the Lead Director of the Company. [emphasis added] Consistent with New York Stock Exchange listing requirements, the Company shall identify the procedure by which the Chair of the executive sessions is selected in the proxy statement for the Company’s annual meeting of shareholders.

4. Board Presentations and Access to Employees and Advisors. Directors have full and free access to officers and employees of the Company. Any meetings or contacts that a director wishes to initiate may be arranged through the Chairman of the Board, the Chair of the Corporate Governance and Nominating Committee, CEO or the Company’s Secretary. The directors will use their judgment to ensure that any such contact is not disruptive to the business operations of the Company and will, to the extent appropriate, copy the Chairman of the Board and the CEO on any written communications between a director and an officer or employee of the Company.

The Board shall have complete access to the Company’s independent advisors, such as legal counsel and compensation consultants and, subject to the role of the Audit Committee, independent accountants. The Board has the authority to hire its own advisors as it deems appropriate.

5. Board Interaction With Investors, Media and Others. The Board believes that senior management speaks for the Company. Individual Board members may, from time to time, meet or otherwise communicate with various constituencies that are involved with the Company, but it is expected that Board members would do so with the knowledge of senior management and, in most instances, at the request of senior management.

F.	Board Committees

1. Standing Committees. The Board will have at all times an Audit Committee, Human Resources and Compensation Committee, a Finance Committee and a Corporate Governance and Nominating Committee. All of the members of these Committees will be independent directors under the rules established by the New York Stock Exchange, Inc. The Board may, from time to time, establish or maintain additional Committees as necessary or appropriate.

Committees shall receive authority exclusively through delegation from the Board through their charters, Board resolutions, or as provided by these Guidelines. All Committee actions must be ratified by the Board before becoming effective, unless taken pursuant to an express delegation of authority. In addition to the authority granted hereunder or under each Committee’s charter, the Board and each Committee have the power to hire independent legal, financial or other advisors as they may deem necessary without consulting or obtaining the approval of senior management.

2. Committee Charters. Each Committee will have its own charter. The charters will set forth the purposes, goals and responsibilities of the Committees as well as qualifications for Committee membership, procedures for Committee member appointment and removal, Committee structure and operations and Committee reporting to the Board. The charters will also provide that each Committee will annually evaluate its performance, including whether the scope of its charter is appropriate, whether the Committee has acted consistently with its charter, whether the qualifications of Committee members are appropriate, and whether the Committee has otherwise functioned effectively. The charters will be posted on the Company’s website and copies of the charters will be made available upon request to the Company’s Secretary.

3. Rotation of Committee Chairs. The independent members of the Board shall elect or re-elect the Chair of the Corporate Governance and Nominating Committee (who shall also act as the Lead Director) every three years. The Board shall elect the Chair of each of the Finance Committee, the Human Resources and Compensation Committee and the Audit Committee every 5 years. Notwithstanding the foregoing, the Corporate Governance and Nominating Committee shall have the discretion to require earlier rotation of Committee Chairs if it perceives a need to do so and the discretion to extend the terms of individual Committee Chairs if it perceives such a need. There will be a preference for directors to serve at least one year on the relevant Committee before serving as the Chair of such Committee.

4. Frequency and Length of Committee Meetings and Committee Agenda. The Chair of each Committee, in consultation with the Committee members, will determine the frequency and length of the Committee meetings consistent with any requirements set forth in the Committee’s charter. The Chair of each Committee, in consultation with the appropriate members of the Committee and management, will develop the Committee’s agenda. The meeting schedule for each Committee will be furnished to all directors.

5. Funding for Committees. The Company will provide adequate funding for each Committee as determined by the Board. In particular, the Company will provide for appropriate funding, as determined by the Audit Committee, in its capacity as a Committee of the Board, for payment of (i) compensation to any independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company; (ii) compensation to any advisors employed by the Audit Committee pursuant to the federal securities laws governing audit committees; and (iii) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

6. Determination of Committee Composition and Committee Chairs. Committee Chairs and members will be determined as follows:

a. The Lead Director and the Chairman of the Board will discuss and prepare a list of proposed Committee Chairs and members to present at the October meeting of the Corporate Governance and Nominating Committee.

b. The Lead Director will notify each of the current Committee Chairs of any proposed changes which may affect his or her Committee and will ask each such Chair for input concerning the proposed changes.

c. After the Lead Director so consults with each applicable Committee Chair, the Lead Director will notify any director whose Committee assignment may be affected by the proposed changes.

d. At the October meeting of the Corporate Governance and Nominating Committee, the Lead Director will present the proposed changes in Committee Chairs and/or members and any relevant input from the Chairs of the Committees which may be affected by the proposed changes.

e. At its October meeting, the Corporate Governance and Nominating Committee will vote on the Committee Chairs and members that it will recommend to the entire Board for the following twelve months.

f. At the October meeting of the Board, the Lead Director will inform the Board of the recommendations of the Corporate Governance and Nominating Committee for Committee Chairs and members for the following year, and, based on those recommendations, (i) the independent members of the Board will vote on and appoint the Chair and members of the Corporate Governance and Nominating Committee and (ii) the entire Board will vote on and appoint the Chair and members of all other Committees. Any changes to Committee Chairs or members will be effective immediately after the vote of the Board or the independent members thereof, as applicable. [emphasis added]

G.	Management Selection, Evaluation and Succession

1. CEO Selection. The Board shall select a CEO in a manner that is in the best interests of the Company.

The Board has no policy with respect to the separation of the offices of Chairman of the Board and the CEO. The Board believes that this issue need not be resolved in advance but should be decided based on the relevant facts and circumstances at the appropriate time, taking into account the experience, responsibilities, and skills of the person or persons occupying such positions.

2. Formal Evaluation of CEO. The Human Resources and Compensation Committee will conduct an annual review of the CEO’s performance, as set forth in its charter. The Board of Directors will review the Human Resources and Compensation Committee’s report in order to ensure that the CEO is providing the best leadership for the Company in the long- and short-term.

3. Succession Planning and Management Development. The Human Resources and Compensation Committee should, at least annually, make a report to the Board on succession planning. The Company’s succession plan will include appropriate contingencies in case the CEO retires or is incapacitated. The entire Board will work with the Human Resources and Compensation Committee to evaluate potential successors to the CEO. The CEO should at all times make available his or her recommendations and evaluations of potential successors, along with a review of any development plans recommended for such individuals.

H.	Annual Review of Guidelines

The Corporate Governance and Nominating Committee shall review these Guidelines on at least an annual basis consistent with these Guidelines and report to the Board with any recommendations it may have in connection therewith, and such review shall be disclosed as required by applicable law.

Consistent with New York Stock Exchange listing requirements, these Guidelines will be included on the Company’s website and will be made available upon request to the Company’s Secretary.

Effective: August 18, 2011